Exhibit 99.1

For more information, contact:

Investor Relations

(713) 634-7775

Email: investor@furmanite.com

FURMANITE CORPORATION REPORTS STRONG FIRST QUARTER 2013 RESULTS

Revenues increase $17.3 million, or 24%, to $89.0 million;

Operating income of $4.1 million; Net income of $2.6 million or $0.07 Diluted earnings per share

HOUSTON, TEXAS (May 3, 2013) – Furmanite Corporation (NYSE: FRM) today reported results for the quarter ended March 31, 2013.

First Quarter 2013 Results

Revenues for the quarter ended March 31, 2013 were $89.0 million compared with $71.7 million for the three-month period ended March 31, 2012, an increase of $17.3 million, or 24%. Foreign currency effects impacted revenues unfavorably by $0.3 million, but had minimal effect on operating income. Operating income for the quarter ended March 31, 2013 was $4.1 million, up $4.8 million from a $0.7 million operating loss reported in the first quarter of 2012. Net income for the current year first quarter was $2.6 million, or $0.07 per diluted share.

Charles R. Cox, Chairman and CEO of Furmanite Corporation said, “This is our very first quarter of performance with substantially all aspects of the corporate transformation we committed to in 2010 now in place. Our financial results represent a directional indicator of our growth potential, but they are well short of those we believe will become possible as our new customer service-focused culture becomes embedded throughout our global footprint.”

Joseph Milliron, Furmanite President and COO, added, “With significant total revenue growth, and bottom-line improvement in every one of our operating regions, these results are affirmations that the Company’s transformation to a single-minded global organization, operating in our new matrix structure, is beginning to yield the anticipated outcomes.” Mr. Milliron continued, “Nowhere is this change more representative than the Americas’ operations, where the process has first taken root; yielding a first quarter revenue increase of 49% and a 65% operating income improvement over the same period in the prior year.”

Mr. Cox concluded, “It is exciting to see early tangible results of the change we have worked so hard to implement over the past three years. It is clear we are doing the right things, are on the right course and can expect continued growth as we truly work together as a united, global team!”

Financial Position

As of March 31, 2013, the Company’s cash balance was $24.4 million. The Company’s cash balance, along with the $34.2 million of availability under its credit facility, provides the Company liquidity of $58.6 million.

Earnings Guidance

The Company reiterates its previously issued 2013 earnings guidance, with net income available to common shareholders for the year in the range of $0.40 to $0.44 per diluted share, but adjusts upward its annual revenue guidance for the same period to a range of $380 million to $400 million.

Conference Call Details

In conjunction with the earnings release, Furmanite Corporation will host a conference call with Charles R. Cox (Chairman and CEO), Joseph E. Milliron (President and COO) and Robert S. Muff (Principal Financial Officer). The call will begin at 10:00 a.m. (Eastern) / 9:00 a.m. (Central) on Friday, May 3, 2013.

ABOUT FURMANITE CORPORATION

Furmanite Corporation (NYSE: FRM), founded in 1920, is one of the world’s largest specialty industrial services companies, providing world class solutions to customer needs through more than 75 offices on six continents. The Company delivers a wide portfolio of inspection, mechanical and engineering services which help monitor, maintain, renew and construct the global energy, industrial and municipal infrastructures. Furmanite serves a broad range of industry sectors, including refining, offshore, sub-sea, pipeline, power generation, chemical, petrochemical, pulp and paper, water utilities, automotive, mining, marine and steel manufacturing. World Headquarters and Global Support Operations are located in Houston, Texas; Rotterdam, Netherlands; Kendal, United Kingdom and Melbourne, Australia. For more information, visit www.furmanite.com

Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. One or more of these factors could affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

FURMANITE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	For the Three Months
	Ended March 31,
	2013	2012
Revenues	$89,038	$71,782

Costs and expenses:
Operating costs	62,731	52,352
Depreciation and amortization expense	2,829	2,025
Selling, general and administrative expense	19,400	18,156

Total costs and expenses	84,960	72,533

Operating income (loss)	4,078	(751)

Interest income and other income (expense), net	329	(128)

Interest expense	(278)	(401)

Income (loss) before income taxes	4,129	(1,280)

Income tax (expense) benefit	(1,565)	450

Net income (loss)	$2,564	$(830)

Earnings (loss) per common share - Basic	$0.07	$(0.02)
Earnings (loss) per common share - Diluted	$0.07	$(0.02)

Weighted average number of common and common equivalent shares used in computing earnings (loss) per common share:
Basic	37,341	37,206
Diluted	37,595	37,206

FURMANITE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(Unaudited)
	March 31,	December 31,
	2013	2012
Cash	$24,354	$33,185
Trade receivables, net	80,594	77,042
Inventories	34,034	31,711
Other current assets	13,034	15,355

Total current assets	152,016	157,293

Property and equipment, net	43,777	42,243
Other assets	34,080	32,092

Total assets	$229,873	$231,628

Total current liabilities	$46,772	$50,439
Total long-term debt	41,052	39,609
Other liabilities	21,204	22,501
Total stockholders’ equity	120,845	119,079

Total liabilities and stockholders’ equity	$229,873	$231,628

FURMANITE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	For the Three Months Ended March 31,
	2013	2012
Net income (loss)	$2,564	$(830)

Depreciation, amortization and other non-cash items	4,003	2,575
Working capital changes	(9,909)	(2,273)

Net cash used in operating activities	(3,342)	(528)

Capital expenditures	(2,613)	(2,040)
Acquisition of businesses	(905)	—
Proceeds from sale of assets	12	11
Payments on debt	(1,449)	(32,707)
Proceeds from issuance of debt	—	30,000
Debt issuance costs	—	(575)
Issuance of common stock	—	416
Effect of exchange rate changes on cash	(534)	416

Decrease in cash and cash equivalents	(8,831)	(5,007)
Cash and cash equivalents at beginning of period	33,185	34,524

Cash and cash equivalents at end of period	$24,354	$29,517